UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 3, 2025

ADIENT PLC
(Exact name of registrant as specified in its charter)

Ireland	001-37757	98-1328821
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3 Dublin Landings, North Wall Quay Dublin 1, Ireland D01 H104
(Address of principal executive offices)

Registrant’s telephone number, including area code: 734-254-5000

Not applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading symbol(s)	Name of exchange on which registered
Ordinary Shares, par value $0.001	ADNT	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17     CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 3, 2025, Adient Global Holdings Ltd (“Adient Global Holdings”), a wholly-owned subsidiary of Adient plc (“Adient”), entered into an indenture (the “Indenture”) relating to the issuance of $795 million aggregate principal amount of 7.500% senior unsecured notes (the “Notes”), by and between Adient Global Holdings and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). Proceeds from the sale of the Notes, together with cash on hand, will be used to (i) redeem Adient Global Holdings’ 4.875% senior unsecured notes in full and (ii) pay fees and expenses in connection with the foregoing.

The Notes mature on February 15, 2033 and bear interest at a rate of 7.500% per annum. Interest on the Notes is payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2025.

Adient Global Holdings may redeem the Notes, in whole or in part, at any time prior to February 15, 2028, at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date plus a “make-whole premium.” Thereafter, Adient Global Holdings may redeem the Notes, in whole or in part, at established redemption prices, plus accrued and unpaid interest. In addition, at any time prior to February 15, 2028, Adient Global Holdings may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at a redemption price of 107.5% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If Adient Global Holdings experiences a change of control (as defined in the Indenture), Adient Global Holdings must offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date.

The Notes are senior obligations of Adient Global Holdings and rank equally in right of payment with all of Adient Global Holdings’ other existing and future senior debt and rank senior to all of Adient Global Holdings’ existing and future indebtedness that is expressly subordinated to the unsecured notes. In addition, the Notes will be jointly and severally guaranteed by each of the guarantors on a pari passu unsecured basis with the guarantees of the credit facilities and the existing notes, pursuant to the terms of the Indenture and a supplemental indenture to the Indenture, dated February 3, 2025 (the “Supplemental Indenture”).

The Indenture contains covenants that, among other things, restrict the ability of Adient and its restricted subsidiaries to:

•incur additional indebtedness or issue disqualified stock;
•pay dividends, redeem stock or make other distributions;
•make other restricted payments or investments;
•create liens on assets;
•transfer or sell assets;
•create restrictions on payment of dividends or other amounts by restricted subsidiaries;
•engage in mergers or consolidations;
•engage in certain transactions with affiliates; and
•designate subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of other limitations and exceptions set forth in the Indenture.

The Indenture provides for customary events of default, including, but not limited to, failure to pay principal and interest, failure to comply with covenants, agreements or conditions, and certain events of bankruptcy or insolvency involving Adient and its significant subsidiaries.

The description of the Notes, the Indenture and the Supplemental Indenture contained in this Form 8-K is qualified in its entirety by reference to the complete text of the Indenture and the Supplemental Indenture which are filed as Exhibits 4.1 and 4.2 hereto and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX
Exhibit No.	Exhibit Description
4.1
Indenture, dated as of February 3, 2025, among Adient Global Holdings Ltd, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as Trustee and Collateral Agent, relating to the $795 million aggregate principal amount of 7.500% senior unsecured notes due 2033.

4.2
Supplemental Indenture, dated as of February 3, 2025, among Adient Seating Holding Spain, S.L.U., Adient Seating Spain, S.L.U., Adient Automotive, S.L.U., Adient Real Estate Holding Spain, S.L.U. and U.S. Bank Trust Company, National Association, relating to the Indenture.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADIENT PLC
Date: February 3, 2025	By:	/s/ Heather M. Tiltmann
	Name:	Heather M. Tiltmann
	Title:	Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary